EXHIBIT (m)

THE UTC NORTH AMERICAN FUND, INC.

DISTRIBUTION PLAN
(12b-1 Plan)

1. The Plan.  This Plan (the “Plan”) is the written plan contemplated by Rule 12b‑1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), adopted by the UTC North American Fund, Inc., a Maryland corporation (the “Company”), on behalf of the Funds listed on Exhibit A (each a “Fund” and collectively the “Funds”), each a series of the Company.

2. Definitions.  As used in this Plan, the following terms shall have the following meanings:

(a)        “Qualified Recipient” shall mean any broker-dealer or other “person” (as that term is defined in the 1940 Act) that (i) has entered into a written agreement (a “related agreement”) with a Fund that complies with the Rule and (ii) has rendered distribution assistance (whether direct, administrative, or both) in the distribution of the shares of beneficial interest (the “Shares”) of a Fund.

(b)        “Qualified Holdings” shall mean all Shares beneficially owned by (i) a Qualified Recipient; (ii) the customers (brokerage or other) of a Qualified Recipient; (iii) the clients (investment advisory or other) of a Qualified Recipient; (iv) the accounts as to which a Qualified Recipient has a fiduciary or custodial relationship; and (v) the members of a Qualified Recipient, if such Qualified Recipient is an association or union; provided that the Qualified Recipient shall have been instrumental in the purchase of Shares by, or shall have provided administrative assistance in relation to such purchases to, such customers, clients, accounts or members. The Funds, subject to compliance with any guidelines established from time to time by the Board of Directors of the Company, may make final and binding decisions as to all matters relating to Qualified Holdings and Qualified Recipients, including, but not limited to (i) the identity of Qualified Recipients; (ii) whether or not any Shares are to be considered as Qualified Holdings of any particular Qualified Recipient or to no Qualified Recipient; and (iii) what specific activities constitute rendering distribution assistance.

(c)        “Qualified Directors” shall mean the Directors who are not interested persons, as defined in the 1940 Act, of the Company and who have no direct or indirect financial interest in the operation of this Plan or any related agreement to this Plan. While this Plan is in effect, the selection and nomination of Directors who are not interested persons of the Company shall be committed to the discretion of the Directors who are not interested persons of the Company. Nothing herein shall prevent the involvement of others in such selection and nomination if the final decision on any such selection and nomination is approved by a majority of the Directors who are not interested persons of the Company.

(d)        “Permitted Payments” shall mean payments by a Fund to Qualified Recipients for their rendering of distribution assistance to a Fund as permitted by this Plan and as approved by the Directors.

3. Payments Authorized.  Each Fund is authorized, pursuant to this Plan, to make Permitted Payments to any Qualified Recipient under a related agreement on either or both of the following bases:

(a)        As reimbursement for expenses incurred in the course of distributing Shares or providing administrative assistance to a Fund or its stockholders, including, but not limited to, advertising, printing and mailing promotional material, telephone calls and lines, computer terminals, personnel and certain overhead expenses determined by an internal allocation formula that is consistent with generally accepted accounting principles.

(b)        At a rate specified in the related agreement with the Qualified Recipient in question based on the average value of the Qualified Holdings of such Qualified Recipient.

Each Fund may make Permitted Payments in any amount to any Qualified Recipient, provided that the total amount of all Permitted Payments made during a fiscal year of a Fund to all Qualified Recipients (whether made under (a) and/or (b) above) do not exceed, with respect to the Fund in any fiscal year, the amount indicated in Exhibit A attached to this Plan. A majority of the Company’s Qualified Directors may at any time decrease or limit the aggregate amount of all Permitted Payments or decrease or limit the amount payable to any Qualified Recipient.

4. Expenses Authorized.  Each Fund is authorized (either directly or through a contractual arrangement with a third party promotional agent or other person), pursuant to this Plan and subject to compliance with any guidelines adopted from time to time by the Board of Directors of the Company, to purchase advertising with respect to Shares, to pay for sales literature and other promotional material, to pay for sales incentive programs (including payment of travel expenses of qualifying registered representatives and member of their families), and to make payments to sales personnel affiliated with it for their efforts in connection with sales of Shares. Any such expenses (“Permitted Expenses”) made during a Fund’s fiscal year shall be reimbursed or paid by such Fund, except that the combined amount of reimbursements or payment of Permitted Expenses together with the Permitted Payments made pursuant to section 3 of this Plan by a Fund shall not, in the aggregate, in that fiscal year exceed the amount indicated in Exhibit A attached to this Plan.

5. Certain Other Payments Authorized.  If an to the extent that any payments made by a Fund of the nature described below are considered to be “primarily intended to result in the sale of shares” issued by a Fund within the meaning of the Rule, such payments by the Fund are authorized and shall not be included in the limitations contained in this Plan: (i) the costs of the preparation, printing and mailing of all required reports and notices to stockholders, irrespective of whether such reports or notices contain or are accompanied by material intended to result in the sale of Shares or of securities of other investment companies or of other investments; (ii) the costs of preparation, printing and mailing of prospectuses to existing stockholders; (iii) the costs of the preparation, printing and mailing of any proxy statements and proxies, irrespective of whether any such proxy statement includes any item relating to, or directed toward, the sale of Shares; (iv) all legal and accounting fees relating to the preparation of any such reports, prospectuses, proxies and proxy statements; (v) all fees and expenses relating to the qualification of a Fund and/or its Shares under the securities or “Blue Sky” law of any jurisdiction; (vi) all fees under the 1940 Act and the Securities Act of 1933, including fees in connection with any application for exemption relating to or directed toward •the sale of the Shares; (vii) all fees and assessments of the Investment Company Institute or any successor organization, irrespective of whether some of its activities are designed to provide sales assistance; (viii) all costs of preparing and mailing confirmations of Shares sold or redeemed or Share certificates, and reports of Share balances; and (ix) all costs of responding to telephone or mail inquiries of stockholders.

6. Other Distribution Resources.  The Directors acknowledge that the Company’s sponsor may expend its own resources separate and apart from amounts payable under this Plan to support each Fund’s distribution effort.

7. Reports.  While this plan is in effect, each Fund shall report in writing at least quarterly to the Directors, and the Directors shall review, the following: (i) the amounts of all Permitted Payments, the identity of the recipients of each such Payment; the basis on which each such recipient was chosen as a Qualified Recipient and the basis on which the amount of the Permitted Payment to such Qualified Recipient was made; (ii) the amounts of Permitted Expenses and the purpose of each such expense; and (iii) all costs of each item specified in section 5 of this Plan (making estimates of such costs where necessary or desirable), in each case during the preceding calendar or fiscal quarter.

8. Effectiveness, Continuation, Termination and Amendment.  This Plan has been approved on behalf of each Fund (i) by vote of a majority of the Board of Directors and of the Qualified Directors, cast in person at a meeting called for the purpose of voting on this Plan, and (ii) by a vote of holders of at least a “majority” (as defined in the 1940 Act) of the outstanding voting securities of each Fund. The effective date of the Plan for each Fund listed on Exhibit A attached hereto, is the later of the date of approval in accordance with (i) and (ii) above, or the date a Fund begins its operations (the “Effective Date”) and shall, unless terminated as hereinafter provided, continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the Board of Directors of the Company and its Qualified Directors cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated on behalf of a Fund at any time by a vote of a majority of the Qualified Directors or by the vote of the holders of a “majority” as defined in the 1940 Act of the outstanding voting securities of such Fund. This Plan may not be amended to increase materially the amount of payments to be made without stockholder approval, as set forth in (ii) above, and all amendments must be approved in the manner set forth under (i) above.

9. Limitation of Liability. The Company is a corporation organized under the laws of Maryland. The Articles of Incorporation of the Company provides, and the Qualified Recipients by acceptance of benefits hereunder expressly agree, that no stockholder, director, officer, employee, representative or agent of the Company shall be personally liable for any obligations of the Funds, and no recourse shall be made against their property in order to satisfy any obligations of a Fund, and the Qualified Recipients shall look solely to the property of the Funds for satisfaction of claims of any nature arising hereunder.

EXHIBIT A
to the
 Distribution Plan

Separate Series of UTC North American Fund, Inc.

Name of Fund	Annual Rate	Date Added
The UTC North American Fund	0.50%*	1993

*0.50% of the average total assets of the Fund for the preceding calendar quarter payable every three months from the Effective Date of the Fund.